TRUST SHARES
EXHIBIT
TO
MULTIPLE CLASS
PLAN
(Revised 6/1/15)

1.	SEPARATE
ARRANGEMENT AND
EXPENSE
ALLOCATION

For purposes of
Rule 18f-3 under
the Act, the basic
distribution
arrangement for
the Trust Shares
will consist of
sales by financial
intermediaries,
who, along with
the principal
underwriter, may
receive payments
for distribution
and/or
administrative
services under a
12b-1 Plan. In
connection with
this basic
arrangement,
Trust Shares will
bear the
following fees
and expenses:

Fees and Expenses
Maximum Amount Allocated Trust Shares
Sales Load
None
Contingent Deferred
Sales Charge ("CDSC")
None
Shareholder Service Fee
Up to 25 basis points (0.25%) of the average daily net asset value
12b-1 Fee
As set forth in the attached Schedule
Other Expenses
Itemized expenses incurred by the Fund with respect to holders of Trust Shares as described in Section 3 of the Multiple Class Plan

2.	CONVERSION
AND EXCHANGE
PRIVILEGES

For purposes of Rule 18f-
3, Trust Shares have the
following conversion
rights and exchange
privileges at the election
of the shareholder:

Conversion Rights:
None
Exchange Privilege:
Trust Shares may be exchanged for Trust Shares of any other
Federated fund or share class that does not have a stated sales charge or contingent deferred sales charge, except Class A Shares of Federated Liberty U.S. Government Money Market Trust and Class
R Shares.
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SCHEDULE OF
FUNDS
OFFERING TRUST
SHARES

The Funds set forth on
this Schedule each offer
Trust Shares on the terms
set forth in the Trust
Shares Exhibit to the
Multiple Class Plan, in
each case as indicated
below.  The 12b-1 fees
indicated are the
maximum amounts
authorized based on the
average daily net asset
value. Actual amounts
accrued may be less.

Multiple Class Company
Series
12b-1 Fee


Money Market Obligations Trust:

Federated Government Obligations Fund
0.25%
Federated Municipal Obligations Fund
0.25%
Federated Prime Cash Obligations Fund
0.25%
Federated Prime Obligations Fund
0.25%
Federated Treasury Obligations Fund
0.25%